UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 17, 2007

RED ROBIN GOURMET BURGERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-49916	84-1573084
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6312 S Fiddler’s Green Circle, Suite 200N
Greenwood Village, CO		80111
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 846-6000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.              Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On April 17, 2007, Red Robin Gourmet Burgers, Inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with Dennis B. Mullen, the Company’s Chairman of the Board and Chief Executive Officer.  The Employment Agreement amended Mr. Mullen’s employment agreement with the Company dated September 7, 2005.  The Employment Agreement extends the employment term to December 31, 2010 and reflects Mr. Mullen’s new annual base salary of $675,000 that was increased effective January 1, 2007.

The Employment Agreement provides that Mr. Mullen is eligible to participate in the Company’s annual incentive compensation plan.  In addition, the Employment Agreement provides certain other benefits, including a $1,000 per month car allowance and the right to participate in all savings, retirement, medical, welfare and insurance plans and programs to the same extent as other senior executive employees of the Company.  The Company has also agreed to pay or reimburse Mr. Mullen for travel expenses he incurs commuting from Arizona to the Company’s headquarters in Denver, Colorado.

The Employment Agreement provides that Mr. Mullen is entitled to payment of certain compensation upon termination of his employment.  If terminated in connection with a transition event, defined as a termination of Mr. Mullen’s employment as chief executive officer and as chairman with the mutual approval of Mr. Mullen and a majority of the board in connection with the hiring or promotion of another person into such positions with at least 30 days advance written notice, Mr. Mullen is entitled to receive a pro rata share of any annual incentive bonus for which he would have otherwise been eligible, determined on the basis of the number of days during which he was employed by the Company during the applicable fiscal year.

Under the Employment Agreement, the Company may also terminate Mr. Mullen’s employment without cause with at least 30 days advance written notice.  If Mr. Mullen’s employment is terminated for any reason other than for cause or other than in connection with a transition event, then Mr. Mullen is entitled to receive the following payments and benefits:

•                  continued payment, for a period consisting of the lesser of twelve months following the effective date of termination or the remainder of the existing employment period, of his base salary as in effect immediately prior to the date of termination;

•                  payment of the pro rata share (determined on the basis of the number of days during which he was employed by the Company during the applicable fiscal year) of any annual incentive bonus for which he would otherwise have been eligible; and

•                  payment or reimbursement of the cost of continuing coverage for Mr. Mullen and his spouse under the Company’s then existing medical, dental and prescription insurance plans for a period consisting of the lesser of twelve months following the effective date of termination or the remainder of the existing employment period.

In addition, the Employment Agreement provides for the same payments payable upon a termination without cause described above to be made to Mr. Mullen upon the occurrence of a double trigger change in control.  Such payments are to be made in the event that a change in control occurs and Mr. Mullen’s employment as chief executive officer or chairman is involuntarily terminated other than for cause or Mr. Mullen voluntarily terminates for good reason within one year following such change in control.

The Employment Agreement contains confidentiality, non-compete and non-interference covenants from Mr. Mullen, including a two-year covenant not to complete with the Company and its subsidiaries in the casual dining restaurant business anywhere in North America and the territories of the U.S. in the Caribbean, including Puerto Rico.

In connection with the Employment Agreement, the Company and Mr. Mullen also entered into a Restricted Stock Grant Agreement (“Stock Agreement”) dated April 17, 2007.  Under the Stock Agreement, the Company granted to Mr. Mullen 75,000 restricted shares of the Company’s common stock under the Company’s 2004 Performance Incentive Plan.  The restricted stock vests in three equal installments of 25,000 shares each and is no longer subject to forfeiture restrictions (as defined in the Stock Agreement) on December 31st of each of 2008, 2009 and 2010.  The restricted stock shall also vest in full upon termination of Mr. Mullen’s employment (a) related to a change of control event, (b) due to death or total disability; (c) by the Company without cause, or (d) in connection with a transition event.  In addition, the restricted stock shall pro rata vest upon the voluntary resignation of Mr. Mullen and Mr. Mullen will forfeit the unvested restricted stock upon a termination with cause.

Copies of the Employment Agreement and the Stock Agreement are filed with this report as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.  The foregoing descriptions of the Employment Agreement and the Stock Agreement are qualified in their entirety by reference to Exhibits 10.1 and 10.2.

Item 9.01               Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement between Red Robin Gourmet Burgers, Inc. and Dennis B. Mullen dated April 17, 2007.
10.2	Restricted Stock Grant Agreement between Red Robin Gourmet Burgers, Inc. and Dennis B. Mullen dated April 17, 2007.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED ROBIN GOURMET BURGERS, INC.,
a Delaware corporation

	By:	/s/ Annita M. Menogan
Date: April 19, 2007	Annita M. Menogan, Chief Legal Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amended and Restated Employment Agreement between Red Robin Gourmet Burgers, Inc. and Dennis B. Mullen dated April 17, 2007.
10.2	Restricted Stock Grant Agreement between Red Robin Gourmet Burgers, Inc. and Dennis B. Mullen dated April 17, 2007.